EXHIBIT 10.2


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      This Amended and Restated Employment Agreement (the "Agreement"), effective as of November 1, 1997, by and between White Cap Industries, Corp., a California corporation (the "Company"), and Greg Grosch, an individual ("Executive"), amends and restates the Employment Agreement, entered into as of February 25, 1997, by and between the Company and Executive.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on November 1, 1997 and ending as provided in
Section 6 hereof (the "Employment Period").

      2. Position and Duties.

            a. During the Employment Period, Executive shall serve as the Chairman, President and Chief Executive Officer of the Company and shall have the normal and reasonable duties, responsibilities and authority commensurate with such position. Executive's services pursuant to this Agreement shall be performed primarily at the Company's principal place of business in Orange County, California, or at such other facilities of the Company as the Company and the Executive may agree upon from time to time.

            b. Executive shall report to the Board of Directors of the Company (the "Board") and Executive shall devote Executive's reasonable best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company during the normal business hours of the executive offices of the Company; provided, however, the foregoing shall not prevent Executive from making and expending any time on passive personal investments, and/or expending reasonable amounts of time for educational or charitable activities. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a reasonably diligent, trustworthy, businesslike and efficient manner.

      3. Base Salary and Benefits.

            a. During the Company's fiscal year ending March 31, 1998, Executive's base salary shall be $300,000 (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices, including those related to withholding for taxes, insurance and similar items. Executive's Base Salary shall be increased to $400,000 for the Company's fiscal year ending on March 31, 1999. Thereafter, Executive's Base Salary shall be increased on April 1 of each fiscal year, commencing April 1, 1999, by the Adjustment Percentage (as defined below) of the Base Salary applicable to the previous fiscal year. As used herein, "Adjustment Percentage" means the sum of (x) the Consumer Price Index for the State of California, published by the Bureau of Labor Statistics of the United States Department of Labor for the immediately preceding fiscal year, plus (y) three percent (3%). In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit, profit sharing, stock option, incentive compensation, vacation and other perquisite plans and programs ("Benefits") for which key employees of the Company are generally eligible; provided, however, in no event shall Executive's Benefits be less than the Benefits described on EXHIBIT A hereto.

            b. During the Employment Period, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

            c. During the Employment Period, the Company shall pay for or reimburse Executive for all fees and reasonable expenses of Executive's participation in professional organizations, trade associations or other organizations reasonably related to Executive's position and responsibilities as an officer of the Company.

      4. Bonuses. In addition to Base Salary, Executive shall be awarded an annual bonus ("Bonus") based upon the Bonus Formula set forth on EXHIBIT B hereto. The Bonus shall be payable within 95 days following the end of each fiscal year.

      5. Board and Committee Memberships. So long as Executive owns, directly or indirectly, at least 5% of the issued and outstanding capital stock of White Cap Holdings, Inc., a Delaware corporation and the parent of the Company ("Holdings"), Executive shall be entitled to serve as a member of the Board of Directors of Holdings and as a member of the board of directors of the Company.

      6. Term.

            a. The Employment Period shall end on March 31, 2002 ("Original Term") unless extended pursuant to Section 6(b) below; provided that (i) the Employment Period shall terminate prior to the Original Term upon Executive's death or permanent disability or incapacity; (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as hereinafter defined) or without Cause at any time after the first anniversary of the Original Term; and (iii) the Employment Period may be terminated by Executive for Good Reason at any time or by his Voluntary Resignation after March 31, 1999. For purposes of the foregoing, Executive's permanent disability or incapacity shall be determined in accordance with the Company's disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of his position, with reasonable accommodation by the Employer, for a period in excess of 180 days during any period of 365 calendar days. For purposes of the foregoing, Executive's Voluntary Resignation shall mean resignation by Employee other than for Good Reason.

            b. The Employment Period shall automatically extend for successive one year periods (each, a "Supplemental Term") following March 31, 2002 unless either party delivers written notice to the other party no later than January 31, 2002 with respect to the Original Term or January 31 preceding the end of any Supplemental Term, as the case may be, of intent not to renew.

            c. If the Employment Period is terminated without Cause by the Company or by Executive with Good Reason prior to the end of the Original Term or Supplemental Term, as the case may be, the Executive shall be entitled to receive his Base Salary (determined in accordance with Section 3(a)) during the period that is the lesser of (i) three years, or (ii) the remainder of the Original Term or the Supplemental Term, as the case may be, plus a supplemental severance payment equal to the product of the number of years specified in (i) or (ii) above (without diminution for any fraction of any year), multiplied by the bonus determined in accordance with Section 4 for the calendar year immediately preceding the year in which the termination occurred.

            d. If the Employment Period is terminated by the Company for Cause (as defined in Section 6(i)(3) hereof) prior to the end of the Original Term or the Supplemental Term, as the case may be, Executive shall be entitled to receive his Base Salary (determined in accordance with Section 3(a)) during the period that is the lesser of (i) two years, or (ii) the remainder of the Original Term or the Supplemental Term, as the case may be, plus a supplemental severance payment equal to the product of the number of years specified in (i) or (ii) above (without diminution for any fraction of any year), multiplied by the bonus determined in accordance with Section 4 for the calendar year immediately preceding the year in which the termination occurred, up to a maximum supplemental severance payment equal to $375,000.

            e. If the Employment Period is terminated by the Company for Cause (as defined in Section 6(i)(1) or (2) hereof) or is terminated as a result of Executive's Voluntary Resignation,

Executive shall be entitled to receive Executive's Base Salary only through the date of termination and a prorated portion of any Bonus earned through the date of such termination for the calendar year in which the termination occurs.

            f. If the Employment Period is terminated as a result of permanent disability or incapacity, Executive or Executive's representatives or beneficiaries shall be entitled to receive Executive's Base Salary through the date of termination, plus twelve months of Executive's then Base Salary and the Bonus (based on the number of days in such bonus period prior to the termination date) deemed earned through such date of termination (as determined pursuant to
Section 4). If the Employment Period is terminated as a result of death, Executive's representatives or beneficiaries shall be entitled to the proceeds of the life insurance required to be maintained for Executive's benefit pursuant to Section 11 hereof. If the Executive's employment is terminated by reason of Executive's death or disability, the Company shall keep in force existing health insurance covering the Executive and his dependents for a period of 18 months from the date of termination on the basis in effect at the date of termination of the Executive's employment. The Executive and his dependents shall also be entitled to any continuation of coverage rights under any applicable law.

            g. The amount of Base Salary payable pursuant to Section 6(c) or
Section 6(d) shall be payable in accordance with the Employer's normal payroll procedures applied to Executive as if he remained an employee of Employer. The amount of Base Salary payable pursuant to Sections 6(e) or (f) shall be paid within 30 days following the termination of the Employment Period. The amount of any bonus (or supplemental severance payment equivalent thereto) payable pursuant to Section 6(c) which is based on the preceding calendar year shall be paid within 30 days following the termination of the Employment Period. The amount of any prorated bonus (or supplemental severance payment equivalent thereto) payable pursuant to Sections 6(d), (e) or (f) shall be paid within 30 days following the end of the applicable bonus period (e.g., annual period pursuant to the terms of such bonus arrangement) in accordance with the Employer's normal payroll procedures applied to Executive as if he remained an employee of Employer.

            h. All of Executive's rights to any other employee benefit hereunder (except as described above or pursuant to law) accruing after the termination of the Employment Period shall cease upon such termination. Upon termination of this Agreement for any reason whatsoever, Executive shall have the right to receive any accrued but unused vacation time and any and all Benefits due employee pursuant to Section 3(a) as of termination. This Section 6(h) shall have no effect on Executive's equity ownership (including stock options) in Holdings, which shall be governed by the terms of a Stockholders Agreement between Executive, the Company and certain other parties.

            i. For purposes of the Agreement, "Cause" shall mean (1) the conviction of any act constituting a felony under the laws of any state or of the United States, or a crime involving moral turpitude that causes material harm to Company, (2) willful misconduct by Executive causing material harm to Company, but only if Executive shall not have discontinued such misconduct within 30 days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this

Agreement, or (3) at any time after the first year of the Original Term, substantial failure to perform the duties required by Section 2(a) hereof which is not cured within 180 days after receiving written notice from the Company describing the failure to perform and stating that the Company will consider the continuation of such failure to perform as cause for termination of this Agreement. Resignation with Good Reason shall mean (x) the assignment to Executive of duties substantially and materially inconsistent with the position and nature of Executive's employment as set forth in Section 2(a) of this Agreement, (y) a reduction of compensation and benefits that would substantially diminish the aggregate value of Executive's compensation and benefits without Executive's consent, and (z) the failure by the Company to obtain from any successor an agreement to assume and perform this Agreement.

            j. Nothing in this Agreement shall be deemed to limit or otherwise abrogate the Company's obligation to make the payments under Section 6(c) if Executive is terminated without Cause following a merger, consolidation or sale of the Company or following a change in the control of the Company's outstanding voting securities. A "change in control" shall be deemed to have occurred if any person or any persons acting together that would constitute a group (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (other than KRC or its affiliates or a group in which KRC and its affiliates are the controlling participants) shall beneficially own at least 50% of the aggregate voting power of all classes of capital stock (including shares convertible into voting securities) entitled to vote on the election of directors to the Board. Without limiting the foregoing, any sale of substantially all of the Company's assets to another entity without an express assumption by such entity of the Company's obligations under this Agreement shall be deemed to constitute termination without Cause pursuant to Section 6(c) above and the Company shall be obligated to make the specified payments pursuant to Section 6(c) upon consummation of the transaction pursuant to which the Company is selling substantially all of its assets.

      7. Confidential Information. As used herein, the term "Confidential Information" shall mean all information disclosed to Executive or known by Executive as a consequence of or through Executive's employment by the Company (including, without limitation, information belonging to third parties or companies affiliated with or related to the Company in the Company's possession) not generally known in the trade or industry in which such information is used, about the Company's products, processes, services, customers, marketing strategy and business plans. Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time as the Company may request, all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of Holdings, the Company or any subsidiary which Executive may then possess or have under Executive's control.

      8. Non-Solicitation. During the five-year period commencing on the date of this Agreement, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any subsidiary to leave the employ of the Company or such subsidiary, (ii) hire any person who was an employee of the Company or any subsidiary of the Company at any time during the Employment Period if such person was employed by the Company or a subsidiary of the Company at any time during the one-year period prior to such hiring, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any subsidiary to withdraw, curtail or cease doing business with the Company or such subsidiary.

      9. Enforcement. If, at the time of enforcement of Sections 7 and 8 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

      10. Representations.

            a. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

            b. Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

      11. Key Man Life Insurance. Executive agrees that, as a condition of continued employment, Executive will apply for, or participate in the Company's application for, a key man life insurance policy on Executive's life payable to the Company, as directed by the Board. In addition, during the Employment Period, the Company shall maintain an additional life insurance policy on

Executive's life (or additional coverage under the key man life insurance policy for the benefit of Executive's estate or other designee) in the aggregate amount of $2 million payable to the Executive's estate or other designee of the Executive. The Company will pay all premiums required to keep such policies in force. Executive shall at the Company's request submit to all reasonable medical examinations, supply all information and execute all documents reasonably required by the insurance company or companies to whom the Company has applied for insurance.

      12. Indemnification. During Executive's term as a director and officer of Holdings, the Company or its subsidiaries, the Company agrees to indemnify and defend Executive to the fullest extent permitted by law, the Company's Certificate of Incorporation and the Company's Bylaws against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with such actions, suits or proceedings to which Executive is, or is threatened to be made, a party by reason of the fact that Executive is or was a director or officer of the Company. The indemnification pursuant to the foregoing sentence shall be the equivalent of indemnification provided to all directors and officers as a group and shall not be deemed to be any greater than that provided to all of the Company's directors and officers as a group. The Company will use its best efforts to obtain any directors' and officers' liability insurance covering all directors and officers as a group and to the extent Executive continues to serve as a director and officer of the Company, the Company shall cause Executive to be named as an insured party under such policy.

      13. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company. Without limiting the foregoing, the Company may not, without Executive's prior written consent, assign rights or delegate its obligations under this Agreement.

      14. Survival. Sections 7, 8 and 9 shall survive and continue in full force in accordance with their terms, notwithstanding any termination of the Employment Period, unless the Company fails to make any payment owed to the Executive under this Agreement, and any such failure continues for a period of 120 days after the date that any such payment is due.

      15. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered by nationally recognized overnight courier service, or mailed by certified mail, return receipt requested, to the recipient at the address indicated below.

      Notices to Executive:

            Greg Grosch
            c/o White Cap Industries, Corp.
            3120 Airway Drive
            Costa Mesa, California 92626

      Notices to the Company:

            White Cap Industries, Corp.
            c/o KRG Capital Partners, LLC
            370 17th Street, Suite 2300
            Denver, Colorado 80202
            Attn: Mark M. King

or such other address or to the attention of such person as the recipient party shall leave specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed. Any Notice of Termination of Executive's employment by the Company shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      16. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be elective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      17. Complete Agreement. This Agreement, together with the other agreements referred to in the Recitals above, embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

      18. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      19. Choice of Law. This Agreement will be governed by the internal law, and not the laws of conflicts, of the State of California.

      20. Agreement to Arbitrate; Expenses. Except for the enforcement of any covenant herein that would be the subject of specific performance contemplated by Section 9, any controversy or claim arising out of or relating to this Agreement or the formation, breach or interpretation hereof, will be settled by arbitration before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Orange County, California. Judgment upon the award rendered by the arbitration may be entered and enforced in the court with jurisdiction over the appropriate party. All controversies not subject to arbitration or contesting any arbitration will be litigated in the State of California, Orange County Superior Court or a federal court in the Central District of California (and each of the parties hereto hereby consent to the exclusive jurisdiction of such courts and waive any objections thereto). The expenses (including reasonable attorneys' fees) incurred by the prevailing party in any arbitration or litigation related to this Agreement shall be borne by the non-prevailing party in such arbitration or litigation.

      21. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
                                          WHITE CAP INDUSTRIES, CORP.

                                          --------------------------------------
                                          By:  Greg Grosch
                                          Its: President


                                          WHITE CAP INDUSTRIES, INC.

                                          --------------------------------------
                                          By:  Mark M. King
                                          Its: President

                                          --------------------------------------
                                          GREG GROSCH

                                    EXHIBIT A

1.    Five weeks' paid vacation;

2.    Health and Dental Insurance in the plans of Executive's choice;

3.    Participation in the Company's 401(k) Plan;

4.    $1,000,000 Term Life Insurance;

5. Reimbursement once during each two years of consecutive employment with the Company, up to $50,000 per automobile, for the purchase price of the automobile of Executive's choice;

6.    Seven paid holidays yearly;

7. Participation in the Disability Insurance Plan offered to other employees of the Company; and

8.    Health Club Membership, and associated expenses.

                                    EXHIBIT B

Executive's Annual Bonus shall be set at 50% of Base Salary and shall be paid in the event White Cap Industries, Inc. (formerly White Cap Holdings, Inc.), a Delaware corporation and the parent of the Company ("WCI"), meets its internal projected pre-tax earnings per share target ("EPS Target") for a given fiscal year giving effect to the accrual of the Annual Bonus. For fiscal years ended March 31, 1998 and 1999, the EPS Target for purposes of this Agreement is established at $0.57 and $0.84, respectively. For subsequent fiscal years beginning with fiscal year ended March 31, 2000, the EPS Target shall be derived from WCI's annual projected budget adopted by WCI's Board of Directors. The EPS Target shall be adjusted by the Compensation Committee of the Board of Directors of WCI to reflect acquisitions occurring during the year and adjustments to WCI's internal estimates as a result of such acquisitions. The achievement of the EPS Targets shall be based upon the determination of the Compensation Committee following the release of WCI's annual results. In the event that WCI does not meet an EPS Target in a given fiscal year, giving effect to the accrual of the Annual Bonus, but would meet the EPS Target without giving effect to the accrual of the Annual Bonus, Executive shall be entitled to a partial Annual Bonus equal to the maximum amount that, when accrued, would still permit WCI to meet the EPS Target. The EPS Target shall be adjusted to reflect any new stock issuances during the given fiscal year which would otherwise be dilutive to pre-tax earnings per share on a GAAP basis.


                                      B-1